EXHIBIT 99.1

Immunomedics Announces Clinical Updates and Third Quarter Fiscal 2009 Results

MORRIS PLAINS, N.J., May 11, 2009 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company focused on developing monoclonal antibodies to treat cancer and other serious diseases, today reported financial results for the third quarter ended March 31, 2009. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

"This quarter we and our collaborators have made significant progress with our pipeline of products in clinical development highlighted by the multiple presentations we and our collaborators plan to give at the upcoming annual meeting of the American Society of Clinical Oncology," commented Gerard G. Gorman, Senior Vice President, Finance and Business Development, and Chief Financial Officer. "In addition, our collaborative partner, UCB, has completed enrolling patients into their Phase IIb study of epratuzumab in patients with lupus and results from that study are expected in the first quarter of our fiscal year 2010."

Third Quarter Fiscal 2009 Results

The Company reported revenues of $8.3 million and net income of $0.8 million, or $0.01 per share, for the third quarter of fiscal year 2009, which ended March 31, 2009. This compares to revenues of $0.9 million and a net loss of $8.2 million, or $0.11 per share, for the same period last year. The improvement in revenues for the third quarter of fiscal 2009 was primarily the result of recording $7.3 million of license fee revenue from our Nycomed agreement. We had no license fee revenue for the same period last year. The improvement in net income was primarily due to the increase in license fee revenue and a $1.9 million lower impairment charge on auction rate securities (ARS) in fiscal 2009 as compared to the same period last year.

For the first nine months of the 2009 fiscal year, the Company reported revenues of $21.7 million and net income of $1.4 million, or $0.02 per share. This compares to revenues of $2.7 million and a net loss of $16.0 million, or $0.21 per share, for the same period last year. The improvement in revenues was primarily the result of recording $18.2 million of license fee revenue from our Nycomed agreement. We had no license fee revenue for the same period last year. In addition to the increase in revenue the improvement in net income was also due to the Company recording a lower impairment charge on its ARS. These favorable items were partially offset by the impact of reducing the accrual for executive compensation liability and the benefit from the termination of an executive life insurance agreement, both of which occurred in the previous fiscal year reducing general and administrative expense.

As of March 31, 2009, the Company had $51.0 million in cash, cash equivalents and ARS. ARS, valued at $19.0 million consist of AAA rated student loan auction rate securities that currently have no liquidity.

Key developments this quarter and future planned activities:

 Epratuzumab

 * UCB has completed patient enrollment for their Phase IIb study in lupus.  Results from that study are anticipated in the first quarter of fiscal year 2010

 * North Central Cancer Treatment Group plans to report final results from its Phase II study of epratuzumab with rituximab and
   chemotherapy in patients with aggressive lymphoma in an oral presentation at the American Society of Clinical Oncology annual meeting on Saturday, May 30, 2009

 Veltuzumab

 * Data from a Phase I study of subcutaneous veltuzumab in B-cell malignancies will be presented in a poster session  at the American
   Society of Clinical Oncology annual meeting on Monday, June 1, 2009

 * Nycomed is expected to initiate Phase II study of subcutaneous veltuzumab in patients with rheumatoid arthritis in the first quarter of fiscal year 2010

 * Results of the properties and structure-function relationships of veltuzumab have been published in Blood

 hPAM4

 * Yttrium-90-labeled hPAM4 was granted Fast Track designation by the
   U.S. Food and Drug Administration for the treatment of patients with pancreatic cancer

 * Results from Phase Ib study in advanced pancreatic cancer patients will be presented in a  poster session  at the American Society of
   Clinical Oncology annual meeting on Sunday, May 31, 2009

 Milatuzumab

 * Updated results from the dose-escalation trial in patients with multiple myeloma will be presented in a poster session at the
   American Society of Clinical Oncology annual meeting on Saturday,
   May 30, 2009

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal, antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel Dock-and-Lock (DNL) methodology with us for making fusion proteins and multifunctional antibodies, and a new method of delivering imaging and therapeutic agents selectively to disease, especially different solid cancers (colorectal, lung, pancreas, etc.), by proprietary, antibody-based, pretargeting methods. We believe that our portfolio of intellectual property, which includes approximately 134 patents issued in the United States and more than 300 other patents issued worldwide, protects our product candidates and technologies. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab for autoimmune indications and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

                          IMMUNOMEDICS, INC.
                 Condensed Consolidated Balance Sheets

                                              March 31,     June 30,
                                                2009          2008
                                           ------------- -------------

 ASSETS
 Current Assets:
   Cash and cash equivalents               $ 31,962,011  $  6,132,470
   Auction rate securities - current                 --    20,050,000
   Accounts receivable, net of allowance
    for doubtful accounts                       742,704     1,057,974
   Inventory                                    294,672       469,964
   Other receivables                            737,668       169,405
   Prepaid expenses                             559,658       434,305
   Other current assets                          39,564        42,630
                                           ------------- -------------
                                             34,336,277    28,356,748

 Property and equipment, net                  5,344,409     5,923,170
 Auction rate securities - non current       19,026,659            --
 Value of life insurance policy                 428,346       420,774
 Other long-term assets                          30,000        30,000

                                           ------------- -------------
                                           $ 59,165,691  $ 34,730,692
                                           ============= =============

 LIABILITIES AND STOCKHOLDERS' EQUITY
  (DEFICIT)
   Current liabilities                     $  4,544,598  $  4,182,236
   Deferred revenue - current                21,812,000            --
   Other liabilities                            846,056       766,123
   Deferred revenue - long term              31,145,385    31,145,385
   Stockholders' equity (deficit)               817,652    (1,363,052)

                                           ------------- -------------
                                           $ 59,165,691  $ 34,730,692
                                           ============= =============

            Condensed Consolidated Statements of Operations

                    Three Months Ended          Nine Months Ended
                        March 31,                    March 31,
                    2009          2008          2009          2008
               --------------------------- ---------------------------

 Revenues:
   Product
    sales      $    829,391  $    860,006  $  2,636,742  $  2,438,732
   License fee
    and other
    revenues      7,272,000            --    18,237,000            --
   Research &
    development     208,115        44,762       850,466       248,619
               ------------- ------------- ------------- -------------

 Total
  Revenues        8,309,506       904,768    21,724,208     2,687,351

 Costs and
  Expenses        7,360,071     7,799,155    21,685,811    19,583,832
               ------------- ------------- ------------- -------------

 Operating
  Income (Loss)     949,435    (6,894,387)       38,397   (16,896,481)

 Interest and
  Other Income     (110,788)   (1,259,928)      327,587       (76,820)
               ------------- ------------- ------------- -------------

 Income (Loss)
  before Income
  Tax Expense       838,647    (8,154,315)      365,984   (16,973,301)

 Income Tax
  (Expense)
  Benefit           (80,684)       (1,502)    1,053,014     1,011,040
               ------------- ------------- ------------- -------------

 Net Income
  (Loss)       $    757,963  $ (8,155,817) $  1,418,998  $(15,962,261)
               ============= ============= ============= =============

 Net Income
  (Loss) per
  Common Share:
   Basic       $       0.01  $      (0.11) $       0.02  $      (0.21)
               ============= ============= ============= =============
   Diluted     $       0.01  $      (0.11) $       0.02  $      (0.21)
               ============= ============= ============= =============

 Weighted
  average
  number of
  common shares
  outstanding:
   Basic         75,137,831    75,107,164    75,120,828    75,088,019
               ============= ============= ============= =============
   Diluted       75,312,831    75,107,164    75,287,604    75,088,019
               ============= ============= ============= =============

CONTACT: Immunomedics, Inc.
         Dr. Chau Cheng, Associate Director, Investor Relations &
          Business Analysis
         (973) 605-8200, extension 123
         ccheng@immunomedics.com